EXHIBIT 99.1

News Release

May 6, 2013

For Release:	Immediately
Contact:	Investors: Stacey R. Renner, (845) 486-5730 Media: Denise D. VanBuren, (845) 471-8323

Central Hudson and Fortis Provide Lasting Benefits for Customers
Agreement Provides for Standalone Operation, $50 Million in Customer Benefits
and Job Protections for All Employees

Recognizing that it is in the best interest of the customers and communities it serves, Central Hudson will continue working toward approval of the merger of its parent company, CH Energy Group, Inc., with a subsidiary of Canadian utility holding company Fortis Inc., despite the advisory opinion issued on May 3, 2013, by two administrative law judges recommending against the transaction in its current form.

"Together with Fortis, we intend to file exceptions regarding several conclusions in the recent Recommended Decision that are simply not supported by the record in the proceeding. We welcome the opportunity to participate in further discussions with the Department of Public Service and other parties in order to gain approval of the merger agreement," said Steven V. Lant, Chairman, President and CEO of CH Energy Group and Central Hudson's Chairman of the Board. He noted that while there can be no assurance that such approval will be granted, Central Hudson believes that the concerns expressed in the Recommended Decision can be successfully resolved, and that the transaction is still expected to close during the second quarter of 2013.

"As the Mid-Hudson Valley's local utility company, Central Hudson recognizes the critical importance of providing superior customer service and supporting the communities we serve. We also recognize that Fortis is a strong partner who supports these values and brings substantial, long-term benefits to our customers, our region and Central Hudson," said Lant.

A definitive merger agreement between CH Energy Group and Fortis, Canada's largest investor-owned distribution utility, was announced in February 2012; since then, all federal regulatory and shareholder approvals have been obtained. After nearly a full year of deliberation, parties – including the Staff of the Department of Public Service acting in the interest of customers and other customer advocates – agreed on specific benefits and terms of the merger in a Joint Proposal that was submitted to the New York State Public Service Commission in January 2013.

"The Joint Proposal presents a comprehensive package that provides substantial customer benefits while alleviating risks and retaining local decision-making with continued full oversight by the State of New York," said Lant. "The agreement provides nearly $50 million in benefits, as well as effective safeguards for Central Hudson and our customers." He noted that the agreement supplies protections and financial transparency by requiring Fortis to provide the PSC with its financial reports, and it ensures that all Central Hudson employees will retain their jobs.

"Fortis supports Central Hudson's future investments in infrastructure improvements, including those that would facilitate energy delivery from renewable sources in western New York as part of a statewide effort, help protect against severe weather and strengthen the transmission grid. Our energy efficiency programs will continue, as will our support of community organizations," Lant said.

Lant pointed out that the Recommended Decision recognized that the Joint Proposal had already appropriately addressed many of the concerns cited by some residents and elected officials; for example, customers will not pay for any merger costs. "The Recommended Decision also recognized that other issues, such as documenting that provisions of the North American Free Trade Agreement cannot undermine the regulatory authority of the New York State Public Service Commission, had previously been addressed in filings produced throughout the exhaustive review process," he said.

The Recommended Decision confirmed the value of all of the proposed financial benefits to customers. "In addition to avoiding the ongoing costs we would incur as a publicly traded company, the agreement provides $5 million in Customer Benefit Funds to enhance economic development and low-income programs and $35 million to offset costs normally paid for by customers, including those of recent storms. These benefits are real, substantial and would not be available were it not for this merger agreement, as was noted in the Recommended Decision," Lant said.

"Of great concern to us is that the Recommended Decision did not recognize the nature and value of the stand-alone model under which Fortis utilities operate," said Lant.

Stan Marshall, President and Chief Executive Officer, Fortis Inc., affirmed that this model places key decision-making authority at the local level – with existing employees and a board of directors with strong, local representation, thereby retaining Central Hudson's close relationship with their customers and the communities they serve. "Fortis is disappointed that the Recommended Decision failed to fully acknowledge the substantial support of the merger expressed by many community leaders who recognize the benefits that an association with Fortis will bring to the region, while retaining Central Hudson's local people and focus. We are committed to the long-term best interests of the Hudson Valley," Marshall said.

"A relatively small but vocal segment of our customers and elected officials has expressed concerns over the merger agreement. We will address these issues more completely in the weeks ahead," said Lant.  "We will do so because we know that this merger is indeed in everyone's best interest: It keeps Central Hudson as Central Hudson, provides $50 million in benefits to our customers and ensures the necessary resources and protections for all concerned.

"That's why we will continue to support it: It's truly a win-win for our company, our customers and the communities we serve," Lant said.

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Summary of benefits:

The Joint Proposal provides nearly $50 million in customer benefits, including:
•            $35 million to offset costs associated with restoring electric service to customers following major storms and to mitigate other expenses that would normally be included in future delivery rates;
•            $9.25 million in guaranteed savings by customers during the course of the next five years alone once the expenses associated with being a publicly traded company end;
•            $5 million set aside in a Customer Benefit Fund to be used for economic development and low income assistance programs for communities and residents of the Mid-Hudson Valley;
•            Customer delivery rates will be frozen until July 1, 2014;
•            Customers will continue to work with current employees, as all jobs at Central Hudson will be retained;
•            Financial protections for CH Energy Group, Central Hudson and its customers as part of the larger Fortis organization; and
•            A transition within the Board of Directors of Central Hudson to increase members from New York State and the Hudson Valley within one year.

About CH Energy Group, Inc.: CH Energy Group, Inc. is predominantly a regulated transmission and distribution utility, headquartered in Poughkeepsie, NY. Central Hudson Gas & Electric Corporation serves approximately 300,000 electric and about 75,000 natural gas customers in eight counties of New York State's Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany. CH Energy Group also operates Central Hudson Enterprises Corporation (CHEC), a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies energy products and services to approximately 56,000 customers in the Mid Atlantic Region, as well as several renewable energy investments.

Forward-Looking Statements –
Statements included in this Quarterly Report on Form 10-Q and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including "anticipates," "intends," "estimates," "believes," "projects," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group's and Central Hudson's future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, as well as the acquisition by a subsidiary of Fortis Inc. and the expected timing of the transaction, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the proposed Fortis transaction will not be satisfied or waived including regulatory approvals of the proposed Fortis transaction on the timing and terms thereof; the impact of delay or failure to complete the proposed Fortis transaction on CH Energy Group stock price; deviations from normal seasonal weather and storm activity; fuel prices; energy supply and demand; potential future acquisitions; legislative, regulatory, and competitive developments; interest rates; access to capital; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and Central Hudson undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.
Additional Information about the Fortis Transaction and Where to Find It
In connection with the proposed acquisition of CH Energy Group by Fortis, CH Energy Group filed a definitive proxy statement with the SEC on May 9, 2012, and has filed other relevant materials with the SEC as well. Investors and security holders of CH Energy Group are urged to read the proxy statement and other relevant materials filed with the SEC because they contain important information about the proposed acquisition and related matters. Investors and stock shareholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by CH Energy Group, at the SEC's Web site, www.sec.gov. These documents can also be obtained by investors and stockholders free of charge from CH Energy Group at CH Energy Group's website at www.chenergygroup.com, or by contacting CH Energy Group's Shareholder Relations Department at (845) 486-5204.